EXHIBIT 5.41

CONSENT OF CARL MICHAUD, P. ENG.

The undersigned hereby consents to the use of their report entitled “Technical Report on the Greenstone Gold Mine Geraldton, Ontario” with an effective date of June 30, 2024, and a report date of October 1, 2024, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Carl Michaud
By: Carl Michaud, P. Eng.

Dated: October 1, 2024